Exhibit 8.1

List of Subsidiaries and Consolidated Variable Interest Entity of Puxin Limited

Subsidiaries	Jurisdiction of Incorporation	Direct Parent Company of the Subsidiary and its Jurisdiction of Incorporation
Prepshine Holdings Co., Limited	Hong Kong	Puxin Limited (Cayman Islands)
Beijing Global Education & Technology Co., Ltd.	PRC	Prepshine Holdings Co., Limited (Hong Kong)
Purong (Beijing) Information Technology Co., Ltd.	PRC	Prepshine Holdings Co., Limited (Hong Kong)

Variable Interest Entity
Puxin Education Technology Group Co., Ltd.*	PRC

* Puxin Education Technology Group Co., Ltd. had the following subsidiaries as of December 31, 2019, all of which are formed and operate in the PRC: (1) 152 subsidiaries which are training institutions providing K-12 tutoring services and study-abroad test preparation services, and (2) 90 subsidiaries that operate the study-abroad consulting business, online education business or act as sponsor of training institutions or holding company. Puxin Education Technology Group Co., Ltd. wholly owned 238 subsidiaries and owned majority equity of the remaining four subsidiaries.